Exhibit 99.1

Command Center Appoints Steven Bathgate to its Board of Directors

DENVER, Colorado – August 18, 2016 – Command Center, Inc. (OTCQB: CCNI), a national provider of on-demand and temporary staffing solutions, has appointed Steven Bathgate to its board of directors. The appointment increases the composition of the board from six members to seven.

Mr. Bathgate has over 35 years of securities industry experience, particularly with microcap companies. He is the founder and current senior managing partner of GVC Capital LLC, an investment banking firm started in 1995 and located in Denver, Colorado. GVC Capital focuses primarily on providing comprehensive investment banking services to undervalued microcap companies.

Prior to founding GVC Capital, Bathgate was CEO of Denver-based securities firm Cohig & Associates from 1985 to 1995 and was previously managing partner, equity trading, at Wall Street West. He is currently also a director for Global Healthcare REIT and Bluebook International, Inc. Mr. Bathgate received a Bachelor of Science in Finance from the University of Colorado, Leeds School of Business.

“Steve brings a wealth of knowledge to our board of directors,” said Command Center president and CEO, Bubba Sandford. “He knows our company well and is well-versed in the types of obstacles a company like Command Center faces in the market. Like our other directors, he recognizes the value of what we are trying to accomplish, and everyone is confident he will add value to the board and effectively represent our shareholders’ interests.”

Upon his appointment to the board, Bathgate commented: “I have followed Command Center for years and believe they have the right philosophy in place to succeed. Bubba’s focus on appropriate capital allocation and executing on the fundamentals should continue to carry the company forward in a healthy, profitable way. I am very happy to be a part of helping Command Center reach its potential.”

About Command Center

Command Center provides flexible on-demand employment solutions to businesses in the United States, primarily in the areas of light industrial, hospitality and event services. Through 61 field offices, the company provides employment annually for nearly 33,000 field team members working for 3,300 clients. For more information about Command Center, go to www.commandonline.com.

Important Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, the severity and duration of the general economic downturn, the availability of workers’ compensation insurance coverage, the availability of capital and suitable financing for the company's activities, the ability to attract, develop and retain qualified store managers and other personnel, product and service demand and acceptance, changes in technology, the impact of competition and pricing, government regulation, and other risks set forth in the Form 10-K filed with the Securities and Exchange Commission on March 24, 2016, and in other statements filed from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Investor Relations Contact
Cody Slach
Liolios
Tel 949-574-3860
CCNI@liolios.com